UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

SEMPRA ENERGY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐    Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Notes:

Reg.  (S)  240.14a-101.

SEC  1913  (3-99)

SEMPRA ENERGY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 5, 2005

Our Annual Meeting of Shareholders will be at the Mandarin Oriental Hyde Park Hotel, 66 Knightsbridge, London, England on Tuesday, April 5, 2005 at 10:00 a.m., local time. The following items of business will be discussed and voted upon at the meeting:

1.	The election of four directors for a term of three years.

2.	Ratification of independent auditors.

3.	If properly presented at the meeting, four shareholder proposals.

4.	Such other matters that may properly come before the meeting.

Only our shareholders and their guests may attend the Annual Meeting. If your shares are registered in your name or held through our Direct Stock Purchase Plan or Employee Savings Plans, an admission ticket is attached to the enclosed proxy card. If you plan to attend the meeting, please bring this ticket with you. It will admit you and a guest.

If you do not bring an admission ticket, you must establish your share ownership at our admission desk to be admitted to the meeting. If your shares are registered in your name, we will be able to verify your share ownership from our share register upon your presentation of appropriate identification. If your shares are not registered in your name (which is likely to be the case if they are held by a bank, brokerage firm, employee benefit plan or other account custodian), your name will not appear in our share register and you must present proof of beneficial ownership of our shares (such as a brokerage account or employee benefit plan statement showing shares held for your account) and appropriate identification to the admission desk.

To help us plan for the Annual Meeting, please check the attendance box on the enclosed proxy card if you plan to attend the meeting in person. Doors will open at 9:00 a.m.

Thomas C. Sanger

Corporate Secretary

February 18, 2005

San Diego, California

The Board of Directors has fixed February 18, 2005 as the record date to determine shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement. Whether or not you plan to attend the Annual Meeting, please vote your shares promptly by completing and mailing the accompanying proxy or voting instruction or, if available to you, by submitting your vote over the Internet or by telephone. Please refer to “Voting Information—How You Can Vote” on page 4 of the accompanying Proxy Statement.

SEMPRA ENERGY

PROXY STATEMENT

We are soliciting proxies and voting instructions for our Annual Meeting of Shareholders to be held on April 5, 2005. We are doing so to give all shareholders an opportunity to vote on matters to be considered at the meeting. This proxy statement and the accompanying proxy or voting instruction card are being mailed to shareholders beginning March 1, 2005.

ABOUT SEMPRA ENERGY

We are a Fortune 500 energy services holding company. Our shares are traded on the New York Stock Exchange under the symbol “SRE” and we have approximately 220,000 shareholders. Our companies provide a wide spectrum of value-added electric and natural gas products and services to a diverse range of customers.

Sempra utilities, San Diego Gas & Electric Company and Southern California Gas Company, serve 23 million consumers from California’s Central Valley to the Mexican border. SDG&E serves 3.3 million consumers through 1.3 million electric meters and more than 800,000 natural gas meters. SDG&E’s service area spans 4,100 square miles. SoCalGas, the nation’s largest natural gas distribution utility, serves a population of 19.5 million through 5.5 million meters. SoCalGas’ service territory encompasses 23,000 square miles.

Sempra Global companies acquire, develop and operate infrastructure assets related to the production and distribution of energy and provide risk-management products and services:

•	Sempra Commodities—a wholesale trader of physical and financial energy products, including natural gas, power, crude oil and associated commodities, and a trader and wholesaler of metals.

•	Sempra Generation—acquires, develops and operates power plants.

•	Sempra LNG—develops receipt facilities for the importation of liquefied natural gas.

•	Sempra Pipelines & Storage—engages in energy-infrastructure projects in North and South America, holds interests in companies that provide natural gas or electricity services to over 2.8 million customers in Argentina, Chile, Mexico and Peru, and owns and operates two small natural gas distribution utilities in the eastern United States.

Sempra Financial invests in tax-advantaged limited partnerships which own 1,300 affordable housing properties throughout the United States.

We are headquartered at:

101 Ash Street
San Diego, California 92101-3017

Telephone (Toll-Free)	(877) 736-7721
In San Diego	(619) 696-2034

COMPARATIVE TOTAL SHAREHOLDER RETURNS

The following graph compares the percentage change in the cumulative total shareholder return on our common stock for the period January 1, 2000 through December 31, 2004 with the performance over the same period of the Standard & Poor’s 500 Index and the Standard & Poor’s 500 Utilities Index.

These returns were calculated assuming an initial investment of $100 in our common stock, the S&P 500 Index and the S&P 500 Utilities Index on January 1, 2000 and the reinvestment of all dividends.

VOTING INFORMATION

Shares Outstanding

On February 18, 2005, our outstanding shares consisted of 237,999,874 shares of common stock. A majority of our outstanding shares must be represented in person or by proxy to conduct the Annual Meeting.

Voting of Shares

All registered holders of our common stock at the close of business on February 18, 2005 are entitled to vote at the Annual Meeting. Each share is entitled to one vote on each matter properly brought before the meeting. All shares represented by properly submitted proxies and voting instructions that are timely received, and not revoked or superseded, will be voted as specified.

You may vote shares that are registered in your name by signing and returning the enclosed proxy card or by attending the Annual Meeting and casting a ballot. You may also vote these shares by submitting your proxy over the Internet or by telephone. Please refer to “How You Can Vote” on page 4.

Shares that you own through a brokerage firm, bank or other account custodian are usually registered in the name of the custodian or its nominee. You may vote these shares by signing and returning the enclosed voting instruction card instructing the registered owner how to vote the shares on your behalf. If your shares are held through a broker or bank that participates in the Internet and telephone voting programs provided by ADP Investor Communication Services, you may also submit your voting instructions over the Internet or by telephone. Please refer to “How You Can Vote” on page 4. If you do not instruct the registered holder how you want your shares to be voted, it may be authorized to vote the shares in its own discretion on some or all of the matters to be considered at the meeting.

If you participate in our Employee Savings Plans your proxy card represents the number of shares held in your plan account, as well as any other shares that are registered in the same name. The proxy card will instruct the plan trustees how to vote your plan shares. If your voting instructions are not timely received by the trustees, your plan shares will be voted in the same manner and proportion as shares for which voting instructions are received from other plan participants.

If you participate in our Direct Stock Purchase Plan, your proxy card represents shares that you own through the plan as well as any other shares that are registered in the same name.

If you properly submit a proxy or voting instruction but do not specify how your shares are to be voted, they will be voted in accordance with the recommendations of our Board of Directors as set forth in this proxy statement and also on the enclosed proxy or voting instruction card. The proxy holders will vote at their discretion on any other matter that may properly come before the meeting.

Confidential Voting

Our Employee Savings Plans automatically provide for confidential voting. Other shareholders may elect that their identity and individual vote be held confidential. Confidentiality elections will not apply to the extent that voting disclosure is required by law or is appropriate to assert or defend any claim relating to voting. They also will not apply with respect to any matter for which votes are solicited in opposition to the director nominees or voting recommendations of our Board of Directors unless the persons engaged in the opposing solicitation provide shareholders with voting confidentiality comparable to that which we provide.

Required Votes

Directors are elected by a plurality of votes. Consequently, the nominees for the four director positions who receive the greatest number of votes at the Annual Meeting will be elected directors. Each share is entitled to one vote for each of the four director positions, but cumulative voting is not permitted. Shares for which votes are withheld for the election of one or more director nominees will not be counted in determining the number of votes cast for those nominees.

Shareholder approval of other proposals to be considered at the meeting requires the favorable vote of a majority of the votes cast on the proposal, and the favorable majority vote must also represent more than 25% of our outstanding shares.

Under certain circumstances, brokers, banks and other registered holders of shares are prohibited from exercising discretionary voting authority for the beneficial owners of shares unless they have been provided with voting instructions. In cases of these “broker non-votes” and in cases where shareholders abstain from voting on a particular matter, these unvoted shares will be counted only for the purpose of determining if a quorum is present and not as votes cast.

How You Can Vote

You may vote your shares by signing the enclosed proxy or voting instruction card and returning it in a timely manner. Please mark the appropriate boxes on the card and sign, date and return the card promptly. A postage-paid return envelope is enclosed for your convenience.

If your shares are registered in your name or held through our Direct Stock Purchase Plan or Employee Savings Plans, you may also vote your shares over the Internet or by telephone. You may submit your proxy at any time (24 hours a day, seven days a week) over the Internet at the following address on the World Wide Web:

www.eproxyvote.com/sre

or by using a touch-tone telephone and calling the following toll-free number from anywhere in the United States or Canada:

1-877-779-8683

Proxies submitted over the Internet or by telephone must be received by 12:00 midnight, Eastern Time, on Monday, April 4, 2005. However, proxies that include shares held in our Employee Savings Plans must be received by that time on Thursday, March 31, 2005, to provide timely instructions for voting shares held in the plans.

If your shares are held in an account at a brokerage firm or bank that participates in a voting program provided by ADP Investor Communication Services, you may submit your voting instruction at any time (24 hours a day, seven days a week) over the Internet at the following address on the World Wide Web:

www.proxyvote.com

or by using a touch-tone telephone and calling from anywhere in the United States, the toll-free number shown on your voting instruction card.

There may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, charged to you when you submit your proxy or voting instructions over the Internet. There are no charges to use telephone voting procedures. If you submit your proxy or voting instruction over the Internet or by telephone, you need not mail the enclosed card.

If your shares are held through a broker, bank or other account custodian that does not participate in a voting program provided by ADP Investor Communication Services, you may vote your shares only by signing and timely returning the enclosed voting instruction card or providing other proper voting instructions to the registered owner of your shares.

Your vote is important. Please vote your shares promptly

even if you plan to attend the Annual Meeting in person.

Revocation of Proxies and Voting Instructions

If you own shares that are registered in your name, you may revoke your proxy at any time before it is voted by timely submitting a written notice of revocation or a proxy bearing a later date or by attending the Annual Meeting in person and casting a ballot.

If your shares are not registered in your name, you may revoke or change your voting instructions only by timely providing a proper notice or other proper voting instructions to the registered holder of the shares.

CORPORATE GOVERNANCE

Our business and affairs are managed and all of our corporate powers are exercised under the direction of our Board of Directors. The board establishes broad corporate policies and oversees the performance of the company and the chief executive officer to whom, together with other senior management, the board has delegated day-to-day business operations.

The board has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for the governance of the company. It has also adopted a Code of Business Conduct and Ethics for Directors and Officers, and officers are also subject to Business Conduct Guidelines that apply to all employees.

Several standing committees also assist the board in carrying out its responsibilities. Each is comprised entirely of directors and operates under a written charter adopted by the board.

Our governance guidelines, committee charters and codes of conduct are posted on our website at www.sempra.com. Printed copies may be obtained upon request by writing to: Corporate Secretary, Sempra Energy, 101 Ash Street, San Diego, CA 92101.

Board of Directors

Functions

In addition to its general oversight role, the Board of Directors performs a number of specific functions, including:

•	Selecting the chief executive officer and overseeing his or her performance and that of other senior management in the operation of the company.

•	Reviewing and monitoring strategic, financial and operating plans and budgets and their development and implementation by management.

•	Assessing and monitoring risks and risk management strategies.

•	Reviewing and approving significant corporate actions.

•	Reviewing and monitoring processes designed to maintain the integrity of the company, including financial reporting, compliance with legal and ethical obligations, and relationships with shareholders, employees, customers, suppliers and others.

•	Planning for management succession.

•	Selecting director nominees, appointing board committee members and overseeing effective corporate governance.

Director Independence

Our Corporate Governance Guidelines contemplate that substantially all of our directors will be independent. They also provide that no person (other than a current or former officer) will be appointed or nominated by the Board of Directors as a director unless he or she would be independent.

The Board of Directors annually reviews the independence of our directors. Under our governance guidelines, a director is “independent,” only if the board affirmatively determines that he or she has no direct or indirect material relationship with the company. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships. The guidelines also specify particular relationships that by their nature or magnitude would preclude a conclusion of director independence.

The board’s independence principles and standards are derived from but are more rigorous than those adopted by the New York Stock Exchange for NYSE listed companies. The board believes that the independence of all directors should be measured by identical independence standards rather than by applying less rigorous standards to directors who are not audit committee members as NYSE rules permit. Accordingly, the board’s independence standards apply both the NYSE’s general independence standards and the NYSE’s additional more rigorous audit committee independence standards to all directors. The board’s standards also include more rigorous independence-disqualifying relationships than those required by the NYSE.

The board has established categorical standards for evaluating certain director relationships. They provide that transactions involving directors that are below certain threshold amounts or occur outside the time periods necessary to constitute a specific independence-disqualifying relationship or to require proxy statement disclosure are immaterial for independence purposes. They also provide that relationships that arise solely from a director’s position as a director, limited partner or holder of less than a 10% equity interest in another company are immaterial for independence purposes.

Applying these standards, the board has affirmatively determined that all of its non-officer directors are independent directors.

Board Meetings and Executive Sessions; Annual Meetings of Shareholders

At regularly scheduled meetings the Board of Directors reviews and discusses management reports regarding the company’s performance, prospects and plans as well as immediate issues facing the company. At least once a year it also reviews management’s long-term strategic and financial plans and management’s expectations regarding strategic and financial issues that the company may face in the foreseeable future.

The Chairman of the Board establishes the agenda for each board meeting. Directors are encouraged to suggest agenda items and any director also may raise at any meeting subjects that are not on the agenda.

Information and other materials important to understanding the business to be conducted at a board meeting are distributed in writing to the directors in advance of the meeting. Additional information also may be presented at the meeting.

An executive session of non-management board members is held at each regularly scheduled board meeting. In addition, any director may call for an executive session at any meeting. During 2004, the board held eight executive sessions. Executive sessions are presided over by the Chair of the Compensation Committee or, in the event of his or her absence, by the Chair of the Corporate Governance Committee.

During 2004, the board held ten meetings and the committees of the board held 24 meetings. Directors, on an aggregate basis, attended over 96% of the combined number of these meetings and each director attended at least 83% of the combined number of meetings of the board and each committee of which he or she was a member.

The board also encourages attendance at the annual meeting of shareholders by all nominees for election as directors and all directors whose terms of office will continue after the meeting. Last year all but one director attended the annual meeting.

Evaluation of Board and Director Performance

Our Corporate Governance Committee annually reviews and evaluates the performance of the board. Its assessment is of the board’s contribution as a whole and identifies areas in which the board or senior management believes a better contribution may be made. The purpose of the review is to increase the effectiveness of the board and the results are reviewed with the board and its committees.

The board annually also reviews the individual performance and qualifications of each director whose term of office will expire at the next annual meeting of shareholders and who may wish to be considered for nomination to an additional term. The evaluations are reviewed by the Corporate Governance Committee, which makes recommendations to the board regarding nominees for election as directors.

Evaluation and Compensation of the Chief Executive Officer

Our Compensation Committee annually evaluates the performance of Stephen L. Baum as our Chairman of the Board and Chief Executive Officer and reports the results of its evaluation to the board for its consideration. The evaluation is based principally upon objective criteria, including business performance, accomplishment of strategic and financial objectives, development of management and other matters relevant to the short-term and long-term success of the company and the creation of shareholder value. The results of the committee’s evaluation and the board’s consideration of the evaluation are communicated to Mr. Baum and considered by the committee in its deliberations with respect to his compensation. All determinations regarding his compensation are made by the committee subject to ratification by the board acting solely through independent directors.

Succession Planning and Management Development

Our Compensation Committee annually reports to the board on succession planning, including policies and principles for executive officer selection. The board’s succession plan contemplates that Donald E. Felsinger, currently President and Chief Operating Officer, will become the company’s Chief Executive Officer upon Mr. Baum’s retirement from that position in 2006. It also contemplates that Neal E. Schmale, currently Executive Vice President and Chief Financial Officer, will become the company’s Chief Operating Officer when Mr. Felsinger becomes Chief Executive Officer.

Director Orientation and Education Programs

Every new director participates in an orientation program and receives materials and briefings to acquaint him or her with our business, industry, management and corporate governance policies and practices. Continuing education is provided for all directors through board materials and presentations, discussions with management, visits to corporate facilities and other sources.

Board Access to Senior Management, Independent Auditors and Counsel

Directors have complete access to our independent auditors, and to senior management and other employees. They also have complete access to counsel, advisers and experts of their choice with respect to any issues relating to the board’s discharge of its duties.

Board Committees

Audit Committee	Compensation Committee	Corporate Governance Committee
James G. Brocksmith, Jr., Chair	William C. Rusnack, Chair	William G. Ouchi, Chair

Herbert L. Carter	Richard A. Collato	Hyla H. Bertea
Wilford D. Godbold, Jr.	William G. Ouchi	James G. Brocksmith, Jr.
William D. Jones	William P. Rutledge	Richard A. Collato
Richard G. Newman		Denise K. Fletcher
William C. Rusnack		Richard G. Newman
William P. Rutledge

Executive Committee	Technology Committee
Stephen L. Baum, Chair	William P. Rutledge, Chair

James G. Brocksmith, Jr.	Stephen L. Baum
William G. Ouchi	Hyla H. Bertea
William C. Rusnack	Herbert L. Carter
William P. Rutledge	Denise K. Fletcher
Wilford D. Godbold, Jr.
William D. Jones

Audit Committee

The Audit Committee is comprised entirely of independent directors. It is directly responsible and has sole authority for appointing, compensating, retaining and overseeing the work of our independent auditors. The independent auditors report directly to the committee, which pre-approves all services that the auditors provide, and the committee also prepares the report reprinted under the caption “Audit Committee Report.” The committee also assists the Board of Directors in fulfilling oversight responsibilities regarding:

•	The integrity of our financial statements.

•	Our compliance with legal and regulatory requirements.

•	Our internal audit function.

The Board of Directors has determined that each member of the Audit Committee is financially literate. It has also determined that Mr. Brocksmith, who chairs the committee, is an audit committee financial expert (as defined by the rules of the Securities and Exchange Commission) and his service on the audit committees of three other public companies does not impair his ability to serve effectively on our audit committee.

During 2004 the Audit Committee held 11 meetings.

Compensation Committee

The Compensation Committee is comprised entirely of independent directors. It assists the Board of Directors in the evaluation and compensation of executives. It establishes our compensation principles and policies, oversees our executive compensation program and prepares the report on executive compensation reprinted under the caption “Compensation Committee Report.” The committee has direct responsibility to:

•	Review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer.

•	Evaluate our Chief Executive Officer’s performance in light of these goals and objectives and approve (subject to ratification by the board acting solely through independent directors) his compensation based on the committee’s performance evaluation.

•	Make recommendations to the board with respect to the compensation program for other executive officers, incentive compensation plans and equity-based plans.

During 2004, the Compensation Committee held five meetings.

Corporate Governance Committee

The Corporate Governance Committee is comprised entirely of independent directors. It assists the Board of Directors with respect to corporate governance matters. The committee’s responsibilities include:

•	Identifying individuals qualified to become board members.

•	Recommending nominees for election as directors and the selection of candidates to fill board vacancies.

•	Recommending directors for appointment as members of board committees.

•	Developing and recommending a set of corporate governance principles.

•	Overseeing the evaluation of the board.

The committee reviews with the board the skills and characteristics required of directors in the context of current board membership and develops and maintains a pool of qualified director candidates. It solicits the names of candidates from various sources including board members and search firms and considers candidates submitted by shareholders.

The committee reviews biographical data and other relevant information regarding potential board candidates, and may request additional information from the candidates or any other source and, if the committee deems it appropriate, interviews candidates, references of candidates and others who may assist in candidate evaluation. It evaluates all candidates in the same manner whether identified by shareholders or other sources.

In considering potential candidates, the committee evaluates each candidate’s integrity, independence, judgment, knowledge, experience and other relevant factors to develop an informed opinion of the candidate’s qualifications and his or her ability and commitment to meet the board’s expectations for directors set forth in our Corporate Governance Guidelines.

The committee’s deliberations reflect the board’s requirement that all director nominees (other than current or former officers) must be independent and all directors must be financially literate or must become financially literate within a reasonable time after appointment or election to the board. They also reflect the board’s view regarding the appropriate number of directors and the composition of the board, including its belief that the membership of the board should reflect a diversity of experience, gender, race, ethnicity and age.

During 2004, the Corporate Governance Committee held five meetings.

Executive Committee

The Executive Committee meets on call by the Chairman of the Board during the intervals between meetings of the Board of Directors when scheduling or other requirements make it difficult to convene the full board. During 2004, the committee held one meeting.

Technology Committee

The Technology Committee:

•	Reviews the application of technology to our long-term strategic goals and objectives.

•	Reviews our major technology positions and strategies relative to emerging technologies.

During 2004, the Technology Committee held two meetings.

Shareholder Communications with the Board

Shareholders who wish to communicate with the board, non-management directors as a group, a committee of the board or a specific director may do so by letters addressed in care of our Corporate Secretary. Letters will be reviewed by the Corporate Secretary and relayed to the addressees as appropriate.

Shareholders who wish to submit the names of potential candidates for consideration as directors by the Corporate Governance Committee may do so by writing to the chair of the committee in care of our Corporate Secretary. The letter should contain a statement from the candidate that he or she would give favorable consideration to serving on the board and include sufficient biographical and other information concerning the candidate and his or her qualifications to permit the committee to make an informed decision as to whether further consideration of the candidate would be warranted.

The address for these communications in care of the Corporate Secretary is: Sempra Energy, 101 Ash Street, San Diego, California 92101-3017.

The Board of Directors has requested that certain items unrelated to the duties and responsibilities of the board not be relayed on to directors. These include unsolicited marketing materials or mass mailings; unsolicited publications; surveys and questionnaires; resumes and other forms of job inquiries; and requests for business contacts or referrals. In addition, the Corporate Secretary may handle in his discretion any director communication that is an ordinary business matter including routine questions, complaints and comments, and related communications that can appropriately be handled by management. Any communication that is not relayed on to directors is recorded in a log and made available to directors.

Share Ownership Guidelines

Our Board of Directors has established share ownership guidelines for directors and officers to further strengthen the link between company performance and compensation. The guidelines set forth minimum levels of share ownership that our directors and officers are encouraged to achieve and maintain. For non-employee directors the guideline is ownership of a number of shares having a market value equal to four times the annual retainer. For officers, the guidelines are:

Executive Level	Share Ownership Guidelines
Chief Executive Officer	4 × Base Salary
President and Group Presidents	3 × Base Salary
Executive Vice Presidents	3 × Base Salary
Senior Vice Presidents	2 × Base Salary
Other Vice Presidents	1 × Base Salary

The guidelines are expected to be met or exceeded within five years from becoming a director or officer. For purposes of the guidelines, shares owned include phantom shares into which compensation is deferred and the vested portion of certain in-the-money stock options as well as shares owned directly or through benefit plans. All of our directors and officers meet or exceed the share ownership levels established by the guidelines. Information concerning their shareholdings is set forth under the caption “Share Ownership.”

Director Compensation

Directors who are not employees of Sempra Energy receive an annual base retainer of $40,000 and the following fees for each board or committee meeting that they attend:

Board Meetings	$1,000
Audit Committee Meetings
Chair	$3,000
Other Members	$1,500
Other Committee Meetings
Chair	$2,000
Other Members	$1,000

Directors also receive an additional $14,500 each quarter which is deferred into phantom shares of our common stock that are retained until retirement. They may also elect to receive the balance of their fees in shares or to defer the balance into an interest-bearing account, a phantom investment fund or phantom shares.

Upon becoming a director, each non-employee director is granted a ten-year option to purchase 15,000 shares of our common stock. At each annual meeting (other than the annual meeting that coincides with or first follows the director’s election to the board) each non-employee director who continues to serve as a director is granted an additional ten-year option for 5,000 shares. Each option is granted at an option exercise price equal to the fair market value of the option shares at the date of grant and becomes fully exercisable commencing with the first annual meeting following that date or upon the director’s earlier death, disability, retirement or involuntary termination of board service other than for cause.

Non-employee directors who were directors of our predecessor companies are entitled to receive retirement benefits following the conclusion of board service. All but one of the six directors entitled to receive retirement benefits have attained maximum years of service credit. The annual benefit is an amount equal to the sum of our then current annual retainer and ten times the then current board meeting fee at the time the benefit is paid. It commences upon the later of the conclusion of board service or attaining age 65 and continues for a maximum period not to exceed the director’s years of service as a director of the predecessor companies and up to ten years of service as a director of Sempra Energy. The actuarial equivalent of the total retirement benefit is paid to the retiring director in a single lump sum upon the conclusion of board service unless the director has elected to receive the annual benefit in lieu of a single lump sum payment.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of the six directors named below, all of whom have been determined by the board to be independent directors. The board has also determined that all members of the committee are financially literate and the chair of the committee is an audit committee financial expert as defined by the rules of the Securities and Exchange Commission.

The committee’s responsibilities are set forth in a written charter adopted by the board and posted on our website at www.sempra.com. They include appointing the company’s independent auditors, pre-approving both audit and non-audit services to be provided by the independent auditors and assisting the board in providing oversight to the company’s financial reporting process. In fulfilling its oversight responsibilities, the committee meets with the company’s independent auditors, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters.

It is not the committee’s responsibility to plan or conduct audits or to determine that the company’s financial statements and disclosures are complete, accurate and in accordance with generally accepted accounting principles and applicable laws, rules and regulations. Management is responsible for the company’s financial statements, including the estimates and judgments on which they are based, as well as the company’s financial reporting process, accounting policies, internal audit function, internal accounting controls, and disclosure controls and procedures. The independent auditors, Deloitte & Touche LLP, are responsible for performing an audit of the company’s annual financial statements, expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles, expressing opinions as to the effectiveness of the company’s internal controls over financial reporting and management’s assessment of internal controls, and reviewing the company’s quarterly financial statements.

The committee has discussed with Deloitte & Touche the matters required to be discussed by Statement of Auditing Standards 61 (Communications with Audit Committees). SAS 61 requires the independent auditors to provide the committee with additional information regarding the scope and results of their audit of the company’s financial statements, including information with respect to the independent auditors’ responsibilities under generally accepted auditing standards, significant accounting policies, management judgments and estimates, any significant audit adjustments, any disagreements with management and any difficulties encountered in performing the audit.

The committee has also received from Deloitte & Touche a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between the independent auditors and the company that in the professional judgment of Deloitte & Touche may reasonably be thought to bear on its independence. Deloitte & Touche also has discussed its independence with the committee and confirmed in the letter that, in its professional judgment, it is independent of the company within the meaning of the federal securities laws. The committee also considered whether Deloitte & Touche’s provision of non-audit services to the company and its affiliates is compatible with its independence.

The committee has also reviewed and discussed with the company’s senior management the audited financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2004 and management’s reports on the financial statements and internal controls. Management has confirmed to the committee that the financial statements have been prepared with integrity and objectivity and that management has maintained an effective system of internal controls. Deloitte & Touche has expressed its professional opinions that the financial statements conform with generally accepted accounting principles, management has maintained an effective system of internal controls and management’s report on internal controls is fairly stated. In addition, the company’s Chief Executive Officer and Chief Financial Officer have reviewed with the committee the certifications that each will file with the Securities Exchange Commission pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and the policies and procedures management has adopted to support the certifications.

Based on these considerations, the Audit Committee has recommended to the Board of Directors that the company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004.

AUDIT COMMITTEE

James G. Brocksmith, Jr., Chair

Herbert L. Carter

Wilford D. Godbold, Jr.

William D. Jones

Richard G. Newman

William C. Rusnack

February 17, 2005

SHARE OWNERSHIP

The following table shows the number of shares of our common stock beneficially owned at February 15, 2005 by each of our directors, by each of our executive officers named in the executive compensation tables in this proxy statement, and by all of our directors and executive officers as a group. These shares, upon giving effect to the exercise of exercisable options, total approximately 2.9% of our outstanding shares.

Name	Current Beneficial Holdings	Shares Subject To Exercisable Options(A)	Phantom Shares(B)	Total
Stephen L. Baum	451,423	2,187,025	35,321	2,673,769

Hyla H. Bertea (C)	9,630	45,000	11,747	66,377

James G. Brocksmith, Jr.	235	25,000	7,045	32,280

Herbert L. Carter (C)	1,864	5,000	15,088	21,952

Javade Chaudhri	72,266	13,575	4	85,845

Richard A. Collato	6,297	45,000	3,598	54,895

Donald E. Felsinger	314,609	1,069,610	52,154	1,436,373

Denise K. Fletcher	-0-	15,000	1,371	16,371

Wilford D. Godbold, Jr.	3,006	45,000	8,301	56,307

Edwin A. Guiles	191,012	580,820	27,104	798,936

William D. Jones	3,456	45,000	3,993	52,449

Richard G. Newman	4,289	20,000	3,418	27,707

William G. Ouchi	10,684	45,000	4,037	59,721

William C. Rusnack	4,434	25,000	3,947	33,381

William P. Rutledge	2,732	25,000	4,111	31,843

Neal E. Schmale	274,774	596,109	60,748	931,631

Directors and Executive Officers as a group (19 persons)	1,599,660	5,231,117	250,227	7,081,004

(A)	Shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days.

(B)	Represents deferred compensation deemed invested in shares of our common stock. These phantom shares cannot be voted or transferred but track the performance of our shares.

(C)	Mrs. Bertea and Dr. Carter will retire as directors at the time of the Annual Meeting.

Sempra Energy has approximately 220,000 shareholders. The only person known to us to be the beneficial owner of more than 5% of our outstanding shares is AXA Financial, Inc., 1290 Avenue of the Americas, New York, New York 10104. AXA Financial has reported that at December 31, 2004 it and related entities held 16,470,326 shares as to which they had sole dispositive power and 3,131 shares as to which they shared dispositive power, including 10,144,913 shares as to which they had sole voting power and 2,066,588 shares as to which they had shared voting power. It has also reported that a majority of these shares were held by unaffiliated third-party accounts managed by Alliance Capital Management, as investment adviser. The shares held by AXA Financial represent approximately 6.9% of our outstanding shares.

Our employee savings and stock ownership plans held 22,962,978 shares of our common stock (approximately 9.6% of the outstanding shares) for the benefit of employees at February 15, 2005.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors will consist of twelve members upon giving effect to the retirement of two directors who will retire at the time of the Annual Meeting and a corresponding reduction in the authorized number of directors. The board is divided into three classes whose terms are staggered so that the term of one class expires at each Annual Meeting. Four directors will be elected at the 2005 Annual Meeting for a three-year term expiring in 2008.

The board has determined that each nominee for election as a director and each non-officer director whose term of office will continue after the Annual Meeting is an independent director. Information concerning the board’s independence standards is contained under the caption “Corporate Governance—Board of Directors—Director Independence.”

Nominees

The Corporate Governance Committee has recommended and the Board of Directors has nominated the following four individuals, all of whom are currently directors, for election as directors:

Richard A. Collato

Denise K. Fletcher

William C. Rusnack

William P. Rutledge

The proxies and voting instructions solicited by the board will be voted for these four nominees unless other instructions are specified. If any nominee should become unavailable to serve, the proxies may be voted for a substitute nominee designated by the board or the board may reduce the authorized number of directors. If you do not want your shares to be voted for one or more of these nominees, you may so indicate in the space provided on your proxy or voting instruction card.

Information concerning each director nominee and the directors serving unexpired terms that will continue after the Annual Meeting is shown below. The year shown as election as a director is that of first election as a director of Sempra Energy or its predecessors. Unless otherwise indicated, each director has held his or her principal occupation or other positions with the same or predecessor organizations for at least the last five years.

Nominees for election for terms expiring in 2008:

Richard A. Collato, 61, has been a director since 1993. He is President and Chief Executive Officer of the YMCA of San Diego County. He is a former director of Y-Mutual Ltd., a reinsurance company, and The Bank of San Diego. Mr. Collato is a former trustee of Springfield College, and currently is a trustee of the YMCA Retirement Fund and Bauce Foundation, and a director of Micro Vision Optical, Inc., Project Design Consultants and WD-40 Company.

Denise K. Fletcher, 56, became a director in 2004. She is a Senior Vice President and the Chief Financial Officer of DaVita Inc., a dialysis services company. She served as Executive Vice President of MasterCard International from 2000 to 2003 and as Chief Financial Officer of Bowne Inc., a global document management and information services provider, from 1996 to 2000. She is also a director of Unisys Corporation, and a member of Financial Executives International.

William C. Rusnack, 60, has been a director since 2001. Until 2002 he was the President and Chief Executive Officer and a director of Premcor, Inc. Prior to 1998, he was an executive of Atlantic Richfield Company. He is also a director of Flowserve and Peabody Energy. He is a member of the American Petroleum Institute, the Dean’s Advisory Council of the Graduate School of Business at the University of Chicago and the National Council of the Olin School of Business at the Washington University in St. Louis.

William P. Rutledge, 63, has been a director since 2001. He was Chairman of Communications and Power Industries from 1999 to 2004. Prior to 1998, he was President and Chief Executive Officer of Allegheny Teledyne. He is also a director of AECOM, Inc. and First Federal Bank of California. He is a Trustee of Lafayette College and St. John’s Hospital and Health Center.

Directors whose terms expire in 2006:

James G. Brocksmith, Jr., 64, has been a director since 2001. He is an independent financial consultant and the former Deputy Chairman and Chief Operating Officer for the U.S. operations of KPMG Peat Marwick LLP. He is a director of AAR Corp., Alberto-Culver Co. and Nationwide Financial Services.

Donald E. Felsinger, 57, became a director in 2004. He is the President and Chief Operating Officer of Sempra Energy.

William D. Jones, 49, has been a director since 1994. He is the President and Chief Executive Officer and a director of CityLink Investment Corporation. From 1989 to 1993, he served as General Manager/Senior Asset Manager and Investment Manager with certain real estate subsidiaries of The Prudential. Prior to joining The Prudential, he served as a San Diego City Council member from 1982 to 1987. Mr. Jones is a director of Southwest Water Company and the San Diego Padres baseball club. He is a former director of The Price Real Estate Investment Trust and former Chairman of the Board of the Los Angeles Branch of the Federal Reserve Bank of San Francisco.

William G. Ouchi, Ph.D., 61, has been a director since 1998. He is the Sanford and Betty Sigoloff Professor in Corporate Renewal in the Anderson Graduate School of Management at UCLA. Dr. Ouchi is a director of AECOM, Inc., FirstFed Financial Corp. and Water-Pik Technologies. He is a director of College Ready Public Schools and The Cardiovascular Tranplantation and Research Foundation.

Directors whose terms expire in 2007:

Stephen L. Baum, 64, has been a director since 1996. He is Chairman of the Board and Chief Executive Officer of Sempra Energy. He is also a director of Computer Sciences Corporation.

Wilford D. Godbold, Jr., 66, has been a director since 1990. He is the retired President and Chief Executive Officer of ZERO Corporation, an international manufacturer primarily of enclosures and thermal management equipment for the electronics market. He is a director of K2, Inc. and Learning Tree International, a past President of the Board of Trustees of Marlborough School and a past Chairman of the Board of Directors of the California Chamber of Commerce and The Employers Group.

Richard G. Newman, 70, has been a director since 2002. He is the Chairman and Chief Executive Officer of AECOM Technology Corp. Mr. Newman is a director of Southwest Water Company and of 13 mutual funds under Capital Research and Management Company. He also is a member of the College of Fellows of the Institute for the Advancement of Engineering and a member of the Chief Executives Organization, American Society of Civil Engineers and National Society of Professional Engineers.

Neal E. Schmale, 58, became a director in 2004. He is an Executive Vice President and the Chief Financial Officer of Sempra Energy. He is also a director of Murphy Oil Corporation and WD-40 Company.

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP, an independent registered public accounting firm, to audit our financial statements and the effectiveness of our internal control over financial reporting for 2005. Representatives of Deloitte & Touche are expected to attend the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

The following table shows the fees that we paid Deloitte & Touche for 2003 and 2004.

	2003		2004
	Fees	% of Total	Fees	% of Total
Audit Fees
Sempra Energy Consolidated Financial Statement Audit	$3,424,000		$3,725,000
Sarbanes-Oxley Internal Control Audit	-0-		3,665,000
Subsidiary, Statutory and Other Audits	2,479,000		2,937,000
SEC Filings and Related Services	140,000		156,000

Total Audit Fees	6,043,000	69%	10,483,000	80%

Audit-Related Fees
Employee Benefit Plan Audits	378,000		440,000
Accounting Consultation	432,000		304,000
Other Audit-Related Services	379,000		122,000

Total Audit-Related Fees	1,189,000	13%	866,000	6%

Tax Fees
Tax Planning and Compliance	1,181,000		1,585,000
Other Tax Services	366,000		244,000

Total Tax Fees	1,547,000	18%	1,829,000	14%

All Other Fees	-0-		-0-

Total Fees	$8,779,000		$13,178,000

The Audit Committee is directly responsible and has sole authority for appointing, compensating, retaining and overseeing the work of our independent auditors and pre-approves all audit and permissible non-audit services provided by Deloitte & Touche. The committee’s pre-approval policies and procedures provide for the general pre-approval of specific types of services, give detailed guidance to management as to the specific services that are eligible for general pre-approval and provide specific cost limits for each service on an annual basis. They require specific pre-approval of all other permitted services. For both types of pre-approval, the committee considers whether the services to be provided are consistent with maintaining the independent auditors’ independence. The policies and procedures also delegate authority to the chair of the committee to address any requests for pre-approval of services between committee meetings, with any pre-approval decisions to be reported to the committee at its next scheduled meeting.

At the Annual Meeting, shareholders will be asked to ratify the appointment of Deloitte & Touche as our independent auditors for 2005. Ratification would be advisory only but the Audit Committee would reconsider the appointment if it were not ratified. Ratification requires the favorable vote of a majority of the votes cast and the approving majority must also represent more than 25% of our outstanding shares.

YOUR BOARD OF DIRECTORS AND ITS AUDIT COMMITTEE

RECOMMEND THAT YOU VOTE “FOR” PROPOSAL 2

SHAREHOLDER PROPOSALS

We have included the following shareholder proposals in this proxy statement in accordance with the Securities and Exchange Commission’s shareholder proposal rule. They are presented as submitted by the shareholder proponents. The name and address of each shareholder proponent will be promptly provided to any shareholder who orally or in writing requests the information from our Corporate Secretary.

The shareholder proposals will be voted upon at the Annual Meeting only if properly presented by the shareholder proponent or the proponent’s qualified representative. To be approved by shareholders, a proposal must receive the favorable vote of a majority of the votes cast and the approving majority must also represent more than 25% of our outstanding shares.

The Board of Directors has concluded that the implementation of these proposals would not be in the best interests of shareholders and recommends that shareholders vote against each proposal. The proxies and voting instructions that the board is soliciting will be voted against the proposals unless other instructions are specified.

FOR THE REASONS STATED BELOW, YOUR BOARD OF DIRECTORS

RECOMMENDS A VOTE AGAINST THE FOLLOWING PROPOSALS

PROPOSAL 3: SHAREHOLDER PROPOSAL

REGARDING STOCK OPTION EXPENSING

— Beginning of Shareholder Proposal —

Stock Option Expensing Proposal

RESOLVED: That the stockholders of Sempra Energy, Inc. (“Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.

Supporting Statement: Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report. (Financial Accounting Standards Board Statement 123) Many companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

Stock options are an important component of our Company’s executive compensation program. We believe that the lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

“The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options is a Bandwagon Worth Joining,” Aug. 16, 2002.

Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom-examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings.

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings.

Without blushing, almost all CEOs have told their shareholders that options are cost-free...

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?

Bear Stearns recently reported that more than 483 companies are expensing stock options or have indicated their intention to do so. 113 of these companies are S&P 500 companies, representing 41% of the index based on market capitalization. (Bear Stearns Equity Research, February 12, 2004, “Companies that currently expense or intend to expense using the fair value method.”)

This Fund and other Building Trades’ union pension funds have sponsored numerous expensing proposals over the past two proxy seasons. Majority votes in support of the proposals were recorded at over fifty companies, including Georgia-Pacific, Thermo Electron, Apple Computer, Intel, IBM, Novell, PeopleSoft and Kohl’s. We urge your support for this reform.

— End of Shareholder Proposal —

— The Board of Directors Position —

FOR THE REASONS STATED BELOW, YOUR BOARD OF DIRECTORS

RECOMMENDS A VOTE AGAINST PROPOSAL 3

Generally accepted accounting principles currently provide a choice between expensing stock options or disclosing what net income would have been if stock options had been expensed. However, the Financial Accounting Standards Board (FASB) has adopted an accounting rule that will require expensing of options beginning with the third quarter of 2005. This standard allows companies to select among various methods for calculating the cost of stock options and making the transition from the disclosure-only method to the expensing method.

Various companies have recently elected to expense stock options and others will do so before required by the new FASB expensing rule. Attempts by these companies to deal with the new FASB rule and the choices that it provides are likely to lead to FASB clarifications and guidance, and possibly amendments to the new rule. In addition, Congress is still considering action with respect to stock option expensing, although such action is less likely than previously believed.

Your Board of Directors believes that expensing stock options at this time would be premature and the company can benefit by waiting until the new FASB rule becomes effective before expensing options. Doing so would allow the company to observe the expensing methods used by others and apply any FASB or legislative developments. This approach would avoid the possibility that the company would be required to change its expensing methodology, causing confusion among the users of its financial statements, or being committed to a methodology that is not the most prudent and appropriate.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL 3

PROPOSAL 4: SHAREHOLDER PROPOSAL REGARDING

ANNUAL ELECTION OF DIRECTORS

— Beginning of Shareholder Proposal —

Elect Each Director Annually

RESOLVED: Shareholders request that our Directors take the necessary steps, in the most expeditious manner possible, to adopt and implement a bylaw requiring each director to be elected annually.

I hope that this proposal can be implemented promptly with each director elected to a one-year term starting in 2006. This would be similar to the Safeway Inc. 2004 definitive proxy example.

63% Yes-Vote

We as shareholders voted in support of this topic based on yes and no votes:

Year	Rate of Support
2001	52%
2003	56%
2004	63%

While our Board claimed to have studied this proposal topic, it did not cite that it commissioned a shareholder survey by an independent expert to better understand shareholders’ rationale for their repeated supporting vote.

Annual election of each director would also enable shareholders to automatically vote annually on each member of our key Audit Committee. This is particularly important because poor auditing had a role in the $200 billion-plus total loss in market value at Enron, Tyco, WorldCom, Qwest and Global Crossing. Furthermore, our Audit Committee was chaired by a potentially over-extended director allowed to hold 5 board seats.

For further information on this RESOLVED proposal our Corporate Secretary can provide the name, address and email address of the proponent to any shareholder who telephones the Corporate Secretary.

Advancement Begins with a First Step

I believe that the advantage of adopting the above RESOLVED step is reinforced by viewing our overall corporate governance fitness which is not impeccable. For instance in 2004 it was reported:

•	An awesome 67% shareholder vote was required to make certain key changes—potential inflexibility in responding to a changing business environment.

•	We did not have an Independent Chairman.

•	Directors had failed 6-times to commit to adoption of shareholder proposals receiving majority votes—accountability concern.

•	We had 3 insiders on our Board—yet most or many companies have a practice of one insider.

•	Eight directors were still allowed to participate in a pension plan—independence concern.

•	Three directors were allowed to hold 4 to 5 director seats each—over-extension concern.

•	2003 CEO pay was independently reported as $5-million including stock option grants.

Plus our CEO had $24-million in unexercised stock options from previous years.

Source: Executive PayWatch Database,

http://www.aflcio.org/corporateamerica/paywatch/ceou/database.cfm

These examples of under-achievement in our corporate governance reinforces the reason to adopt this RESOLVED proposal.

Best for the Investor

Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001 said: In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.

“Take on the Street” by Arthur Levitt

Elect Each Director Annually

Yes on 4

— End of Shareholder Proposal —

— The Board of Directors Position —

FOR THE REASONS STATED BELOW, YOUR BOARD OF DIRECTORS

RECOMMENDS A VOTE AGAINST PROPOSAL 4

Since Sempra Energy’s founding in 1998, we have maintained a “classified” board. This means that each year approximately one-third of the directors are elected to three-year terms, rather than all directors being elected on an annual basis. About half of all Fortune 500 companies follow this practice.

Your Board of Directors believes the classified board provides a greater continuity of business strategy and policies from year to year because it means generally that two-thirds of the board will always have prior experience and familiarity with the company’s business affairs. In addition, by having only one-third of the directors stand for election each year, the board can more carefully scrutinize the performances of those directors eligible to stand for re-election before they are re-nominated.

Nevertheless, shareholder proposals recommending that we eliminate the classified board and elect all directors annually have been approved by a majority of the shares voted on this issue at our 2001, 2003 and 2004 annual meetings. And in each of these years, your Board of Directors carefully considered the shareholders’ recommendation and determined it was in the best interests of shareholders to retain the classified board. Why?

The answer has to do with the company’s shareholder protective measures. The classified board is the key link in this protective chain that includes our super-majority vote requirement and shareholder rights plan. These measures work together to encourage anyone who may seek to acquire control of the company to negotiate with the board to reach terms that are fair and in the best interests of all shareholders. The classified board is critical because it requires two meetings of shareholders to replace a majority of the board and dismantle the other two shareholder protective measures.

The proponent of this proposal cites the ability to vote annually on the members of the Audit Committee as a principal reason for eliminating our classified board. This would be a high price to pay considering that shareholders have other avenues available if they were unhappy with the company’s audit practices. They could vote against all directors standing for re-election, vote against any members of the Audit Committee standing for re-election or express their concern through their vote to ratify the independent auditor.

Because the company’s protection measures can translate directly into added shareholder value, your board believes it is in shareholders’ best interests to retain the shareholder protections afforded by the classified board.

Approval of this shareholder proposal at our annual meeting would not automatically eliminate the classified board. To do so would require an amendment to the company’s articles of incorporation, which would have to be approved by at least two-thirds of all our outstanding shares. In addition the amendment also would require approval by the board. Under such circumstances the board would give serious consideration to the recommendation, consistent with its fiduciary duty to act in a manner it believes to be in the best interests of shareholders.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL 4

PROPOSAL 5: SHAREHOLDER PROPOSAL REGARDING

PERFORMANCE-BASED STOCK OPTIONS

— Beginning of Shareholder Proposal —

Performance-Based Options Proposal

Resolved: That the shareholders of Sempra Energy (the “Company”) request that the Compensation Committee of the Board of Directors adopt a policy that all future stock option grants to senior executives shall be performance-based. Performance-based options are defined as follows: (l) premium-priced stock options, in which the exercise price is set above the market price on the grant date; or (2) performance-vesting options, which vest when a performance target is met.

Supporting Statement: As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to enhance long-term corporate value. We believe that standard fixed-price stock option grants can and often do provide levels of compensation well beyond those merited, by reflecting stock market value increases, not superior performance.

Our shareholder proposal advocates performance-based stock options in the form of premium-priced or performance-vesting stock options. Premium-priced options entail the setting of an option exercise price above the exercise price used for standard fixed-priced options so as to provide value for stock price performance that exceeds the premium option price. Performance-vesting options encourage strong corporate performance by conditioning the vesting of granted options on the achievement of demanding stock and/or operational performance measures.

We believe the use of performance-based options will help place a strong emphasis on rewarding superior corporate performance and the achievement of demanding performance goals.

We urge your support for this important executive compensation reform.

— End of Shareholder Proposal —

— The Board of Directors Position —

FOR THE REASONS STATED BELOW, YOUR BOARD OF DIRECTORS

RECOMMENDS A VOTE AGAINST PROPOSAL 5

Stock options are a form of compensation that gives the recipient the opportunity to buy shares of stock at a set price over a future period of time. At Sempra Energy, options are set at the market price of the stock on the date the option is granted. The recipient then has a period of time, usually 10 years, to exercise the option and realize a gain if the price per share has increased from the grant date to the exercise date. Since both the option recipient and the shareholder benefit from a rising share price, stock options are intended to align the long-term interests of management with those of shareholders.

For the option recipient there also is a risk that the share price could decline over the future period to less than the grant date price, making the option worthless. Because of the uncertainty of a share’s future price, compensation experts typically discount an option’s value at the time of the grant. So, the greater the uncertainty, or risk, associated with the option, the greater the number of options that must be issued in order to achieve the targeted compensation level of the grant to the recipient.

The shareholder proposal would add more risk to options by asking that they be granted at a higher price than the market price on the grant date, or by establishing a performance hurdle, such as achieving a specific future stock price or earnings growth target, before the recipient can exercise the option. The net effect of this added risk would be to cause a greater number of stock options to be granted in order to achieve the same targeted compensation level for the recipient.

In addition, your Board of Directors is concerned that the shareholder proposal requires that all future option grants to senior executives be performance-based. This restriction seeks to micromanage the compensation process. It restricts the flexibility of the board’s Compensation Committee to tailor executive compensation packages to their greatest effect and could put the company at a competitive disadvantage in attracting and retaining executives.

While the shareholder proposal’s goal to increase the competitive element to executive compensation is a popular one, the fact is that for Sempra Energy executives more than half their total compensation already is at risk. For these reasons, your Board of Directors believes the shareholder proposal is too restrictive, unnecessary and not in the best interests of shareholders.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL 5

PROPOSAL 6: SHAREHOLDER PROPOSAL REGARDING

SHAREHOLDER RIGHTS PLAN

— Beginning of Shareholder Proposal —

Redeem or Vote Poison Pill

RESOLVED: The shareholders of our company request our Board of Directors to redeem any poison pill, unless such poison pill is approved by the affirmative vote of holders of a majority of shares present and voting as a separate ballot item, to be held as soon as may be practicable.

66% yes-vote

We as shareholders voted a majority yes on this topic and other shareholder rights topics. This is based on yes and no votes cast.

Year	Redeem or Vote Poison Pill
2004	66%

Year	Annual Election of Each Director
2001	52%
2003	56%
2004	63%

Year	Simple Majority Vote
2001	54%
2003	59%

For further information on the RESOLVED proposal our Corporate Secretary can provide the name, address and email address of the proponent to any shareholder who telephones the Corporate Secretary.

Heightened Concern

There is heightened concern about companies not answering majority votes with meaningful implementation. For instance Sears (S) shareholders voted on a “Majority Vote Shareholder Committee.” This committee would be composed of the proponent of a Proposal winning a majority shareholder vote and other concerned shareholders. The purpose would be to hold two meetings with the independent members of the Board regarding the shareholder proposal.

Progress Begins With a First Step

The reason to take the above RESOLVED step is reinforced by viewing our overall corporate governance vulnerability. For instance in 2004 it was reported:

•	Shareholders were only allowed to vote on individual directors once in 3-years—accountability concern.

•	An awesome 67% shareholder vote was required to make certain key changes—potential inflexibility in responding to a changing business environment.

•	Cumulative shareholder voting was not allowed.

•	The Sempra Energy Board had repeatedly failed to respond affirmatively to simple majority votes in favor of duly filed shareholder proposals, as reflected in their Shareholder Responsiveness Rating of “F”.

Source: The Corporate Library (TCL), an independent investment research firm in Portland, Maine.

•	Directors could be tempted to linger on our Board to collect retirement pay—independence concern.

•	Our board was not allowed to have an Independent Chairman—independence concern.

•	2003 CEO pay of $5 million including stock option grants.

Source: Executive PayWatch Database,

http://www.aflcio.org/corporateamerica/paywatch/ceou/database.cfm

Plus $24 million in unexercised stock options from previous years.

•	If CEO pay is excessive—this could be a sign that our board is weak in its oversight of our CEO.

•	Four active CEOs were on our board.

•	CEOs can tend to give fellow-CEOs big paychecks.

This plight of our corporate governance reinforces the reason to adopt the initial RESOLVED statement. Our company has corporate governance vulnerability to shareholders who can submit shareholder proposals on key governance topics which could obtain substantial support.

Stock Value

I believe that if a poison pill makes our company difficult to sell – or exchange for stock in a more valuable company—that our stock has less value.

Redeem or Vote Poison Pill

Yes on 6

— End of Shareholder Proposal —

— The Board of Directors Position —

FOR THE REASONS STATED BELOW, YOUR BOARD OF DIRECTORS

RECOMMENDS A VOTE AGAINST PROPOSAL 6

Our shareholders rights plan, together with our other shareholder protection measures, is intended to encourage anyone who may want to acquire control of the company to negotiate directly with your Board of Directors to reach terms that are fair and in the best interests of all shareholders. The rights plan does this by making a takeover prohibitively expensive unless the board redeems the share purchase rights that have been issued under the plan.

A year ago, 66% of the shareholders voting on this proposal favored eliminating the rights plan. After due consideration and in the exercise of its judgement, your board voted to retain the plan because it provides the directors with the means of fulfilling their duties to shareholders to review any takeover proposal, study appropriate alternatives and achieve the best results for all shareholders.

It is not at all clear how giving up this important bargaining tool would respond to any of the issues raised by the proponent of this proposal. On the other hand, without a rights plan your board would lose an important bargaining tool in negotiating a transaction with a potential acquirer or pursuing a potentially superior alternative to a hostile takeover offer.

There is ample evidence that shareholder rights plans, in the hands of a responsible board, can create shareholder value. A study by two business school professors published in September 2000 concluded that rights plans “contribute to premiums and higher shareholders gains.” The same study also showed such plans do not “materially alter the likelihood of takeover success.” “On the Use of Poison Pills and Defensive Payouts by Targets of Hostile Takeovers;” Randall A. Heron & Erik Lie, 2000.

A more recent study published in early 2004 by Institutional Shareholder Services and Georgia State University found that strong shareholder protection measures were correlated with, among other things, higher shareholder returns over three-, five- and ten-year periods, stronger profitability measures and higher dividend payouts and dividend yields. “The Correlation Between Corporate Governance and Company Performance;” Lawrence D. Brown, Marcus L. Caylor, 2004.

These results show the value to shareholders of retaining the shareholder rights plan. If the board were to determine that an offer to acquire the company was fair and in the best interests of shareholders, the board would redeem the share purchase rights and permit the offer to proceed. However, to discontinue the rights plan prior to receiving a fair offer would leave our shareholders unprotected from unsolicited and potentially coercive and unfair offers.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL 6

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has the responsibility for establishing the company’s compensation principles and strategies as well as designing a compensation program for senior executive officers. It is comprised of the four directors named below, all of whom have been determined by the board to be independent under independence standards more rigorous than those mandated by the New York Stock Exchange.

The committee reviews and approves corporate goals and objectives relevant to the compensation of the company’s Chief Executive Officer and evaluates his performance in light of these goals and objectives. It approves his compensation based upon that evaluation. The committee also makes recommendations to the board with respect to the compensation program for other executive officers, incentive compensation plans and equity-based plans.

Compensation Principles and Strategies

In developing compensation principles and strategies, the Compensation Committee considers the current and prospective business environment for Sempra Energy and takes into account numerous factors, including:

•	The need to strongly link executive compensation to both annual and long-term corporate, business unit and individual performance.

•	The need to align the interests of executives and shareholders.

•	The rapidly changing and increasingly competitive environment in which the company operates.

•	The need to recruit and retain executives of outstanding ability and proven experience who demonstrate the highest standards of integrity and ethics.

•	The need to motivate executives to achieve superior performance.

To reflect these factors and assist the company in realizing its objective of creating superior shareholder value, the committee has developed policies and programs that include the following elements:

•	An emphasis on total compensation and “pay-for-performance,” with a substantial portion of total compensation reflecting corporate, business unit and individual performance.

•	An emphasis on performance-based incentives that closely align the interests of executives and shareholders.

•	An appropriate balance of short-term and long-term compensation to reward long-term strategic results and encourage share ownership.

•	An emphasis on placing at risk, through equity and other performance-based incentives, a greater portion of executive compensation as levels of responsibilities increase.

In accordance with these principles and strategies the committee establishes base salaries at competitive levels with those of companies of comparable size. It also provides performance-based annual cash and equity-based long-term incentives that provide opportunities to earn total compensation at significantly higher levels for superior performance.

The committee also considers provisions of the Internal Revenue Code limiting to $1,000,000 the annual amount of compensation (other than compensation that qualifies as “qualified performance-based compensation”) that publicly held companies may deduct for federal income tax purposes for certain executive officers. The committee believes that tax deductibility is an important factor but only one factor to be considered in evaluating a compensation program. It also believes competitive and other circumstances may require that the interests of the company and its shareholders are best served by providing compensation that is not fully tax deductible. Accordingly, the committee has exercised its discretion to provide a base salary for the Chairman of the Board and Chief Executive Officer, a small portion of which would not be tax deductible to the company if he had not elected to defer its receipt.

Compensation Program

The primary components of Sempra Energy’s compensation program are base salaries, annual cash incentive opportunities and long-term equity and equity-based incentive opportunities.

Base Salaries

Base salaries for executives are reviewed annually by the committee and generally targeted at the median of salaries at general industry companies of similar size. The committee believes that this strategy, along with annual and long-term incentive opportunities at general industry levels, allows the company to retain and attract top-quality executive talent.

Survey data for assessing base salaries are based upon companies in the Fortune 500 and size-adjusted based upon the company’s revenues using regression analysis. The committee believes that the company’s most direct competitors for executive talent are not limited to energy companies, and the Fortune 500 appropriately reflects a broader group with which it competes to attract and retain highly skilled and talented executives.

Annual base salaries for executive officers are set taking into consideration the approximate mid-range of these salary data, individual performance and experience, executive responsibilities, market characteristics, succession planning and other pertinent factors.

Annual Incentives

Annual performance-based incentive opportunities are provided to executive officers through cash bonuses under an Executive Incentive Plan approved by shareholders. The plan permits the payment of bonuses based upon the attainment of objective financial performance goals. Bonus opportunities vary with the individual officer’s position and prospective contribution to the attainment of these goals, and no bonuses are paid unless a threshold performance level is attained for the year. Bonus opportunities increase for performance above the threshold level, with performance at targeted levels intended to produce bonuses at the mid-point of those for comparable levels of responsibility at Fortune 500 companies.

Executive Incentive Plan award levels for 2004 were based on an earnings target of $655 million. Target awards were set at levels ranging from 100% of base salary for the Chief Executive Officer to 45% of base salary for Vice Presidents, with maximum award levels ranging from 200% to 90% of base salary, subject to discretionary adjustments by the Compensation Committee within the limits provided by the plan.

Earnings for 2004 were $895 million—an increase of 38% over 2003 earnings and 137% of targeted 2004 earnings. These results exceeded maximum award levels and resulted in the bonuses set forth under the caption “Executive Compensation—Compensation Summary.”

Long-Term Incentives

Long-term incentive opportunities are provided by performance-based awards under a Long Term Incentive Plan approved by shareholders. The plan permits a wide variety of equity and equity-based incentive awards to allow the company to respond to changes in market conditions and compensation practices. Awards are made annually and set at estimated grant values ranging from 345% of base salary for the Chief Executive Officer to 120% of base salary for Vice Presidents.

Beginning in 2002, the Compensation Committee decreased its emphasis on stock options as incentive awards. Approximately 70% of the estimated value of 2004 long-term incentive awards were performance-based restricted stock with the balance as stock options. These awards are summarized under the captions “Executive Compensation—Stock Options” and “Executive Compensation—Restricted Stock.” Beginning in 2005, approximately 80% of the estimated value of long-term incentive awards will be in performance-based restricted stock.

Evaluation and Compensation of the Chief Executive Officer

The Compensation Committee annually reviews and approves corporate goals and objectives relevant to the compensation of Stephen L. Baum as the company’s Chairman of the Board and Chief Executive Officer. These are based primarily upon objective criteria, including business performance, accomplishment of strategic and financial objectives, development of management and other matters relevant to the short-term and long-term success of the company and the creation of shareholder value.

The committee also annually evaluates Mr. Baum’s performance in light of these criteria and reports the results of its evaluation to the board for its consideration. The results of the committee’s evaluation and the board’s consideration of the evaluation are communicated to Mr. Baum.

Based upon this evaluation and subject to ratification by the board acting solely through the independent directors, the committee determines Mr. Baum’s compensation level, including base salary and performance standards and awards under annual and long-term incentive plans, consistent with the terms of his employment agreement summarized under the caption “Executive Compensation—Employment and Employment Related Agreements.” In determining the long-term component of his compensation, the committee considers the company’s performance and relative shareholder return, the value of incentive awards to chief executive officers at comparable companies and the awards granted to Mr. Baum in past years.

Evaluation and Compensation of Other Corporate Officers

The committee also recommends a compensation program to the board and oversees the evaluation and compensation of other members of the senior officer group.

In consultation with the Chief Executive Officer the committee reviews and approves the compensation level, including base salary and performance standards and awards under annual and long-term incentive plans for each member of the senior officer group. The committee also reviews the compensation of those corporate officers and other key management personnel who are not members of the senior officer group.

The committee also considers, from time to time, all aspects of the elements of compensation to all corporate officers, including benefits, short-term and long-term incentives. The committee obtains advice from independent compensation consultants that the committee retains.

Share Ownership Guidelines

The Compensation Committee believes that a commitment to increased share ownership by executives is an important element in aligning the interests of executives with those of shareholders. This belief has influenced the design of the company’s compensation program and, in addition, the Board of Directors has established share ownership guidelines to further strengthen the link between company performance and compensation. These guidelines are summarized under the caption “Corporate Governance—Share Ownership Guidelines.”

COMPENSATION COMMITTEE

William C. Rusnack, Chair

Richard A. Collato

William G. Ouchi

William P. Rutledge

February 17, 2005

EXECUTIVE COMPENSATION

Compensation Summary

The table below summarizes, for the last three years, the compensation that we paid or accrued to each of the five named executive officers.

Summary Compensation Table

				Long-term Compensation
				Awards		Payouts
	Year	Annual Compensation		Restricted Stock Awards (A)(B)	Shares Underlying Stock Options	LTIP Payouts (C)	All Other Compensation (D)
Name and Principal Position		Salary	Bonus
Stephen L. Baum	2004	$1,090,563	$2,183,400	$-0-	155,300	$-0-	$540,560
Chairman and	2003	$1,053,739	$2,159,400	$-0-	209,600	$-0-	$739,403
Chief Executive Officer	2002	$1,017,984	$1,660,000	$-0-	708,800	$496,550	$430,420

Donald E. Felsinger	2004	$704,366	$1,134,700	$-0-	98,200	$-0-	$329,939
President and	2003	$630,823	$884,000	$-0-	101,800	$-0-	$217,901
Chief Operating Officer	2002	$609,191	$695,600	$-0-	344,400	$254,370	$184,198

Neal E. Schmale	2004	$563,174	$787,800	$3,389,000	46,600	$-0-	$262,642
Executive Vice President	2003	$499,328	$600,000	$-0-	62,000	$-0-	$223,704
and Chief Financial Officer	2002	$474,538	$464,300	$-0-	205,900	$176,408	$188,843

Edwin A. Guiles	2004	$553,742	$776,200	$-0-	64,000	$-0-	$170,043
Group President—Sempra	2003	$532,515	$746,200	$-0-	86,000	$-0-	$156,431
Energy Utilities	2002	$514,446	$587,300	$-0-	290,800	$94,122	$148,957

Javade Chaudhri (E)	2004	$406,461	$516,000	$-0-	35,500	$-0-	$128,310
Executive Vice President	2003	$92,308	$123,700	$-0-	9,400	$-0-	$212,260
and General Counsel

(A)	Represents the fair market value at the date of grant (without any deduction for forfeiture conditions or transfer restrictions) of shares subject to restricted stock awards that are not performance-based. Consists solely of a 100,000 share award to Mr. Schmale one-half of which will vest in 2008 and the remaining one-half in 2010 subject to continued employment and to earlier vesting upon a change of control and various other events. Performance-based restricted stock awards are reported under the caption “Executive Compensation—Performance-Based Restricted Stock” in the year awarded and in the Summary Compensation Table as payouts of long-term incentive compensation in the year the awards vest.

(B)	The aggregate holdings/value of unvested shares of restricted stock held on December 31, 2004 were 307,794 shares/$11,289,866 for Mr. Baum; 169,248 shares/$6,208,029 for Mr. Felsinger; 193,022 shares/$7,080,047 for Mr. Schmale; 126,531 shares/$4,641,148 for Mr. Guiles; and 39,526 shares/$1,449,803 for Mr. Chaudhri. These include additional shares purchased, at then fair market value, with dividends paid on restricted stock that become subject to the same forfeiture conditions and transfer restrictions as the shares to which the dividends relate.

(C)	Represents the fair market value of performance-based restricted stock for which forfeiture and transfer restrictions terminated during the year based upon satisfaction of long-term performance goals.

(D)

All other compensation includes amounts paid as (i) interest on deferred compensation above 120% of the applicable federal rate, (ii) insurance premiums, (iii) financial and estate planning services, (iv) contributions to defined contribution plans and related supplemental plans, and (v) car allowances. The respective amounts paid in 2004 were $165,477, $238,997, $15,000, $108,086 and $13,000 for Mr. Baum; $65,911, $184,984, $10,000, $54,043 and $13,000 for Mr. Felsinger; $51,964, $148,432, $10,000, $39,897

and $12,350 for Mr. Schmale; $249, $102,445 $10,000, $44,349 and $13,000 for Mr. Guiles; and $0, $68,564, $10,000, $1,046 and $12,350 for Mr. Chaudhri. Amounts for Mr. Chaudhri also include a signing bonus of which $150,000 was paid in 2003 and $36,350 in 2004.

(E)	Mr. Chaudhri became an officer of the company in September, 2003.

Stock Options

The following table shows information as to stock options granted during 2004 to our executive officers named in the Summary Compensation Table. All options were awarded at an exercise price of 100% of the fair market value of the option shares on the date of the grant and for a ten-year term subject to earlier expiration following termination of employment. They become exercisable in cumulative installments of one-fourth of the shares initially subject to the option on each of the first four anniversaries of the date of grant, with immediate exercisability upon a change of control or various events specified in the executive’s employment or severance pay agreement.

Option Grants in 2004

Name	Number of Shares Underlying Options Granted	% of Total Options Granted to Employees in 2004	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value (A)
Stephen L. Baum	155,300	11.80%	$30.20	1-1-14	$1,130,584
Donald E. Felsinger	75,800	5.76%	$30.20	1-1-14	$551,824
	22,400	1.70%	$33.89	6-8-14	$184,352
Neal E. Schmale	46,600	3.54%	$30.20	1-1-14	$339,248
Edwin A. Guiles	64,000	4.86%	$30.20	1-1-14	$465,920
Javade Chaudhri	35,500	2.70%	$30.20	1-1-14	$258,440

(A)	We used a modified Black–Scholes option pricing model to develop the theoretical values set forth in this column. Grant date present value per option share for the options granted at an exercise price of $30.20 was $7.28 based on the following assumptions: share volatility—30.19%; dividend yield—3.31%; risk-free rate of return—4.15%; and outstanding term—10 years. Grant date present value for the options granted at an exercise price of $33.89 was $8.23 based on the following assumptions: share volatility—30.47%; dividend yield 2.95%; risk-free rate of return 4.73%; and outstanding term—10 years.

The following table shows information as to the exercise of stock options during 2004 and unexercised options held on December 31, 2004 by our executive officers named in the Summary Compensation Table.

Option Exercises and Holdings

	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at Year-End		Value of Unexercised In-the-Money Options at Year-End (A)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Stephen L. Baum	600,000	$9,697,880	1,752,725	832,775	$25,072,740	$9,514,488
Donald E. Felsinger	–0–	–0–	849,635	436,225	$11,996,373	$4,810,206
Neal E. Schmale	136,800	$1,975,459	469,234	244,300	$6,211,416	$2,784,703
Edwin A. Guiles	72,775	1,082,149	402,820	341,700	$5,217,742	$3,901,833
Javade Chaudhri	–0–	–0–	2,350	42,550	$28,929	$316,826

(A)	The exercise price of outstanding options ranges from $19.06 to $33.89.

Performance-Based Restricted Stock

The following table shows information as to performance-based restricted stock granted during 2004 to our executive officers named in the Summary Compensation Table.

Performance-Based Restricted Stock Awards in 2004

Name	Number of Restricted Shares	Performance Period Until Payout	Estimated Future Payouts (A)
Stephen L. Baum	134,400	Four Years	$4,058,880
Donald E. Felsinger (B)	84,700	Four Years	$2,628,419
Neal E. Schmale (C)	40,300	Four Years	$1,217,060
Edwin A. Guiles	55,400	Four Years	$1,673,080
Javade Chaudhri	30,700	Four Years	$927,140

(A)	The estimated future payout amount represents the entire fair market value on the grant dates of the shares subject to the restricted stock award without any reduction for forfeiture conditions or transfer restrictions. The actual payout (if any) will depend upon the extent to which performance goals are achieved and upon the then fair market value of our common stock.

(B)	Mr. Felsinger received a grant of 65,600 restricted shares in January 2004 and an additional grant of 19,100 shares upon becoming President and Chief Operating Officer in June 2004.

(C)	In June 2004 Mr. Schmale received an additional grant of 100,000 restricted shares that is not performance-based and for which vesting is subject only to continued employment. The grant is reported in the Summary Compensation Table.

Performance-based restricted stock consists of shares of our common stock that are subject to forfeiture conditions and transfer restrictions that terminate upon the satisfaction of long-term performance criteria. During the four-year performance period, the executive is entitled to vote the shares but they cannot be sold or otherwise transferred and dividends are reinvested to purchase additional shares, at then fair market value, which become subject to the same forfeiture conditions and transfer restrictions as the shares to which the dividends relate. If the performance criteria are not satisfied or the executive’s employment is terminated during the performance period (other than by death or retirement after attaining age 55) the restricted shares are forfeited to the company and canceled subject to earlier vesting upon a change of control or various events specified in the executive’s employment or severance pay agreement.

The forfeiture conditions and transfer restrictions on performance-based restricted stock granted during 2004 will terminate at the end of four-year performance periods if the company has then achieved a cumulative total return to shareholders for the applicable four-year performance period that places it among the top 50% of the companies in the Standard & Poor’s Utility Index or the Standard & Poor’s 500 Composite Stock Price Index. If neither of these performance criteria is satisfied, the forfeiture conditions and transfer restrictions may be terminated as to a portion of the shares if the company’s cumulative total shareholder return for the four-year performance period is among the top 70% of the companies in the S&P Utility Index. They will terminate as to 80% of the shares for performance among the top 55% of the companies in the S&P Utility Index with the percentage of shares as to which the restrictions may terminate declining ratably to 20% for performance among the top 70% of the companies in the S&P Utility Index. Any performance-based restricted shares for which forfeiture conditions and transfer restrictions are not terminated as of the end of the applicable four-year performance period will be forfeited to the company and canceled.

Pension Plans

The following table shows the estimated single life annual pension annuity benefit to be provided to executive officers under our supplemental executive retirement plan (combined with benefits payable under our other pension plans in which the officers also participate) based on the specified compensation levels and years of credited service and retirement at age 65.

Pension Plan Table

($000’s)

	Years of Service
Pension Plan Compensation	5	10	20	30	40
$ 500	$100	$200	$300	$313	$325
$1,000	$200	$400	$600	$625	$650
$1,500	$300	$600	$900	$938	$975
$2,000	$400	$800	$1,200	$1,250	$1,300
$2,500	$500	$1,000	$1,500	$1,563	$1,625
$3,000	$600	$1,200	$1,800	$1,875	$1,950
$3,500	$700	$1,400	$2,100	$2,188	$2,275

Pension benefits are based on average salary for the highest two years of service and the average of the three highest annual bonuses during the last ten years of service and are paid without any offset for Social Security benefits. Years of service for the executive officers named in the Summary Compensation Table are 20 years for Mr. Baum, 32 years for Mr. Felsinger, 7 years for Mr. Schmale, 32 years for Mr. Guiles and 1 year for Mr. Chaudhri.

Messrs. Baum, Felsinger and Guiles are each entitled to pension benefits at the greater of that provided by our pension plans or that to which they would have been entitled under the pension plans (including a supplemental pension plan) of a predecessor company had those plans remained in effect. Under the predecessor plans and retirement after attaining age 62, they would each be entitled to a monthly pension benefit of 60% of final pay. Final pay is defined as the monthly base pay rate in effect during the month immediately preceding retirement, plus one-twelfth of the average of the highest three years’ gross bonus awards. The plans provide for reduced pension benefits for retirement between the ages of 55 and 61, and surviving spouse and disability benefits equal to 100% of pension benefits.

Employment and Employment-Related Agreements

Chairman and Chief Executive Officer; President and Chief Operating Officer

We have an employment agreement with Stephen L. Baum providing that he will serve as our Chairman of the Board and Chief Executive Officer until January 31, 2006. The agreement provides for an annual base salary for Mr. Baum of not less than $1,019,000 and for his participation in annual and long-term incentive compensation plans with awards providing him the opportunity to earn, on a year-by-year basis, annual and long-term incentive compensation at least equal (in terms of target, maximum and minimum awards expressed as a percentage of annual base salary) to his opportunities in effect immediately prior to the effective date of the agreement. Mr. Baum’s target annual and long-term incentive award opportunities (as a percentage of annual base salary) in effect prior to the agreement were 100% and 345%. It also provides that during his employment he is eligible to participate in all savings, retirement and welfare benefit plans applicable generally to employees or senior executive officers of Sempra Energy, at levels and on terms and conditions no less favorable than those available to him prior to the effective date of his agreement.

Mr. Baum’s employment agreement also provides that if he remains employed through his January 31, 2006 retirement date, (i) participation in the executive medical plan and the provision of administrative support and services (including access and use of otherwise available company facilities, such as offices, transportation, part-time secretarial support and other support services as reasonably requested) will be continued for five years;

(ii) financial planning services will be continued until the first anniversary of his death; (iii) all outstanding equity-based incentive compensation awards will immediately vest and become exercisable or payable and any restrictions on the awards will immediately lapse, with any applicable performance criteria assumed to have been achieved at target levels; and (iv) all cash-based long-term incentive awards will be paid pro rata at target amounts.

We also have a severance pay agreement with Donald E. Felsinger, our President and Chief Operating Officer, for an initial term ending on August 17, 2007 and subject to automatic one-year extensions on August 17, 2006 and on each August 17 thereafter unless we or Mr. Felsinger elect not to extend the term. The agreement provides for an annual base salary for Mr. Felsinger of not less than $750,000.

Both Mr. Baum’s employment agreement and Mr. Felsinger’s severance pay agreement provide that in the event we were to terminate the executive’s employment (other than for cause, death or disability) or the executive were to do so for good reason, he would receive a lump sum payment equal to (i) the sum of his annual base salary and the greater of his target bonus for the year of termination or the average of the three years’ highest gross annual bonus awards in the five years preceding the year of termination, and in the event of termination within two years following a change in control such payment would be multiplied by two and (ii) a pro rata portion for the year of termination of the target amount payable under any annual incentive compensation awards for that year or, if greater, the average of the three years’ highest gross bonus awards paid to the executive in the five years preceding the year of termination. In addition, (i) all equity-based incentive compensation awards would immediately vest and become exercisable or payable and all restrictions on the awards would immediately lapse with any performance criteria assumed to have been achieved at target levels; (ii) all cash-based long-term incentive awards would be paid pro rata at target amounts; (iii) life, disability, accident and health insurance benefits would be continued for three years in the case of Mr. Baum and two years in the case of Mr. Felsinger and (iv) financial planning and outplacement services would be provided for two years, and an additional one year in the event of termination following a change in control. Mr. Felsinger’s agreement also provides for two additional years of age and service credit (three additional years in the event of termination within two years following a change in control) for purposes of the calculation of retirement benefits.

Both agreements also provide that in the event we were to terminate the executive’s employment (other than for cause, death or disability) or the executive were to do so for good reason and the executive agrees to provide consulting services to the company for two years and abide by certain covenants regarding non-solicitation of employees and information confidentiality, he would receive an additional lump sum payment equal to the sum of his annual base salary and the greater of his target bonus for the year of termination or the average of the three years’ highest gross annual bonus awards in the five years preceding the year of termination. In the case of Mr. Felsinger life, disability, accident and health insurance benefits would also be continued for an additional one year.

Each agreement also provides for a gross-up payment to offset the effects of any excise taxes imposed on the executive under Section 4999 of the Internal Revenue Code.

Good reason is defined in the agreements to include an adverse change in the executive’s title, authority, duties, responsibilities or reporting lines; a reduction in the executive’s annual base salary or aggregate annualized compensation and benefit opportunities other than across-the-board reductions prior to a change in control that similarly affect all executives whose compensation is directly determined by the Compensation Committee; and a substantial increase in business travel obligations. Mr. Baum’s agreement also defines good reason to include the relocation of his principal place of employment and Mr. Felsinger’s agreement defines good reason to include a relocation of his principal place of employment that occurs following a change in control. A change in control is defined to include the acquisition by one person or group of 20% or more of our share voting power; the election of a new majority of the board comprised of individuals who are not recommended for election by two-thirds of the current directors or successors to the current directors who were so recommended for election; certain mergers, consolidations or sales of assets that result in our shareholders owning less than 60% of the voting power of the company or of the surviving entity or its parent; and approval by our shareholders of the liquidation or dissolution of the company.

Other Named Executive Officers

We also have a severance pay agreement with each of our three other executive officers named in the Summary Compensation Table. Each agreement is for an initial term of three years and subject to automatic one year extensions on each anniversary of the effective date (commencing with the second anniversary) unless we or the executive elect not to extend the term.

The severance pay agreements provide that in the event we were to terminate the executive’s employment (other than for cause, death or disability) or the executive were to do so for good reason, the executive would receive (i) a lump sum cash payment equal to the executive’s annual base salary and the greater of the executive’s average annual bonus or average annual target bonus for the two years prior to termination; (ii) continuation of health insurance benefits for a period of one year; and (iii) financial planning and outplacement services for two years. If the termination were to occur within two years after a change in control of the company (i) the lump sum cash payment would be multiplied by two; (ii) an additional lump sum payment would be paid equal to the pro rata portion for the year of termination of the target amount payable under any annual incentive compensation award for that year or, if greater, the average of the three highest gross annual bonus awards paid to the executive in the five years preceding the year of termination; (iii) all equity-based incentive compensation awards would immediately vest and become exercisable or payable and any restrictions on the awards would automatically lapse; (iv) a lump sum cash payment would be made equal to the present value of the executive’s benefits under our supplemental executive retirement plan calculated on the basis of the greater of actual years of service and years of service that would have been completed upon attaining age 62 and applying certain early retirement factors, or in the case of Neal Schmale calculated with three additional years of age and service credits; (v) life, disability, accident and health insurance benefits would be continued for two years and (vi) financial planning and outplacement services would be provided for three years.

The agreements also provide that in the event we were to terminate the executive’s employment (other than for cause, death or disability) or the executive were to do so for good reason and the executive agrees to provide consulting services to Sempra Energy for two years and abide by certain covenants regarding non-solicitation of employees and information confidentiality, the executive would receive (i) an additional lump sum payment equal to the executive’s annual base salary and the greater of the executive’s target bonus for the year of termination or the average of the two or three highest gross annual bonus awards paid to the executive in the five years prior to termination and (ii) health insurance benefits would be continued for an additional one year.

The agreements also provide for a gross up payment to offset the effects of any excise tax imposed on the executive under Section 4999 of the Internal Revenue Code.

Good reason is defined in the severance pay agreements to include the assignment to the executive of duties materially inconsistent with those appropriate to a senior executive of the company; a material reduction in the executive’s overall standing and responsibilities within the company; and a material reduction in the executive’s annualized compensation and benefit opportunities other than across-the-board reductions affecting all similarly situated executives of comparable rank. Following a change in control of the company, good reason is defined to include an adverse change in the executive’s title, authority, duties, responsibilities or reporting lines; reduction in the executive’s annualized compensation opportunities other than across-the-board reductions of less than 10% similarly affecting all similarly situation executives of comparable rank; relocation of the executive’s principal place of employment by more than 30 miles; and a substantial increase in business travel obligations. Our severance pay agreement with Neal E. Schmale, our Executive Vice President and Chief Financial Officer, also defines good reason to include a failure to elect Mr. Schmale as Chief Operating Officer or to a higher position upon the retirement of Stephen L. Baum as our Chairman and Chief Executive Officer. A change in control is defined in the same manner as in the agreements with Messrs. Baum and Felsinger that are summarized above.

GENERAL INFORMATION

Other Matters to be Voted Upon

We do not know of any matter that may be voted on at the Annual Meeting that is not described in this proxy statement other than shareholder proposals that have been omitted in accordance with the rules of the Securities and Exchange Commission. The holders of the proxies that we are soliciting are authorized to vote them in accordance with their best judgment on the omitted proposals and any other matter that may be voted on at the meeting as well as on matters incident to the conduct of the meeting.

Shareholder Proposals for the 2006 Proxy Statement

Any shareholder satisfying the Securities and Exchange Commission’s eligibility requirements who wishes to submit a proposal to be included in the proxy statement for our 2006 Annual Meeting of Shareholders should do so in writing to our Corporate Secretary, Sempra Energy, 101 Ash Street, San Diego, California 92101-3017. We must receive the proposal by November 1, 2005 to consider it for inclusion in the proxy statement.

Director Nominees or Other Business for Presentation at Annual Meetings

Shareholders who wish to present director nominations or other business at an Annual Meeting must notify our Corporate Secretary of their intention to do so at least 60 days, but not more than 120 days, before the date corresponding to the date of the last annual meeting. The notice must also provide the information required by our bylaws.

The deadline for notification of these matters for the 2005 Annual Meeting will expire on March 5, 2005. The period for notification for the 2006 Annual Meeting will begin on December 6, 2005 and end on February 4, 2006. This requirement does not apply to the deadline for submitting shareholder proposals for inclusion in our proxy statement that is described above or to questions a shareholder may wish to ask at the meeting.

Share Ownership Reporting

Our directors and executive officers are required to file reports with the Securities and Exchange Commission regarding their ownership of our common stock. Based solely on a review of copies of the reports that have been furnished to us and written representations from directors and officers that no other reports were required, we believe that all filing requirements were timely met during 2004.

Other Information

Our consolidated financial statements are included in our Annual Report to Shareholders that is being mailed together with this proxy statement. Additional information regarding the company is included in our Annual Report on Form 10-K, which we file with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. We will furnish a copy of our 2004 Form 10-K (excluding exhibits) without charge to any shareholder who requests the report. The Form 10-K, other reports we file with the commission, and other information regarding the company are available on our website at www.sempra.com.

Shareholders may also obtain, without charge, a copy of our bylaws, corporate governance guidelines, codes of conduct and board committee charters. They are also available on our website at www.sempra.com.

Only one proxy statement and the accompanying Annual Report to Shareholders may be delivered to multiple shareholders who share the same address unless we receive contrary instructions from one or more of the shareholders. A shareholder at a shared address who does not receive but wishes to receive a separate set of these documents may request them, orally or in writing, from our Investor Relations Department and we will promptly deliver them to him or her. Shareholders who share an address and are receiving multiple sets of these documents but who wish in the future to receive only one set should also call or write our Shareholder Services Department.

Requests to Shareholder Services relating to any of these documents may be submitted by calling (877) 736-7727 or writing to: Shareholder Services, Sempra Energy, 101 Ash Street, San Diego, California 92101-3017.

Solicitation of Proxies

We will pay the cost of soliciting proxies. We have retained Morrow & Co., Inc. to assist us in the solicitation. Morrow & Co. may solicit proxies by mail, in person or by telephone at an estimated cost to us of $12,500 plus reimbursement of reasonable out-of-pocket expenses. Our employees may also solicit proxies on behalf of the Company.

This Notice of Annual Meeting and Proxy Statement are sent by order of the Sempra Energy Board of Directors.

Thomas C. Sanger

Corporate Secretary

Dated: February 18, 2005

c/o EQUISERVE TRUST COMPANY, N.A.

P.O. Box 8694

Edison, NJ 08818-8694

Vote by Mail     Please sign, date and mail your proxy card (below) in the enclosed postage-paid envelope.

Your vote is important. Please vote immediately.

Vote-by-Internet	OR	Vote-by-Telephone
Log on to the Internet and go to http://www.eproxyvote.com/sre		Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

If you vote by telephone or via the Internet, please have your Social Security number and this proxy card available.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned this proxy card.

FOLD AND DETACH HERE

3 2 7 8
☒	Please mark your votes as in this example.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this Proxy will be voted FOR Items 1 and 2 and AGAINST Items 3, 4, 5 and 6.

The Board of Directors recommends a vote “FOR” each of the following:								The Board of Directors recommends a vote “AGAINST” each of the following shareholder proposals:

					FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1. Election of Directors (See Reverse)	FOR	WITHHELD		2. Ratification of Independent Auditors	☐	☐	☐	3. Proposal Regarding Stock Option Expensing	☐	☐	☐
FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES					4. Proposal Regarding Annual Election of Directors	☐	☐	☐
								5. Proposal Regarding Performance-Based Stock Options	☐	☐	☐
	For all nominees except as written above:							6. Proposal Regarding Shareholder Rights Plan	☐	☐	☐

					Please check here if you plan to attend the Annual Meeting in person.						☐

					Please check here if you want confidential voting.						☐

					Please check here if you receive more than one Annual Report and do not wish to receive extra copy(ies). This will not affect the distribution of dividends or proxy statements.						☐

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature: _______________________  Date: __________  Signature: _______________________  Date: __________

2005 ANNUAL MEETING OF SHAREHOLDERS

ADMISSION TICKET

Tuesday, April 5, 2005 • 10:00 a.m.

The Mandarin Oriental Hyde Park Hotel

London, England

ADMIT ONE SHAREHOLDER AND GUEST

YOUR VOTE IS IMPORTANT:

Even if you plan to attend the Annual Meeting in person

please vote your shares.

Doors will open at 9:00 A.M.

Cameras, tape recorders and similar devices will not be allowed in the meeting rooms.

FOLD AND DETACH HERE

PROXY

Solicited on Behalf of the Board of Directors of

PROXY	SEMPRA ENERGY

Annual Meeting of Shareholders — April 5, 2005

STEPHEN L. BAUM, JAVADE CHAUDHRI and THOMAS C. SANGER, jointly or individually and with full power of substitution, are authorized to represent and vote the shares of the undersigned at the 2005 Annual Meeting of Shareholders of Sempra Energy, and at any adjournment or postponement thereof, in the manner directed on the reverse side of this card and in their discretion on all other matters that may properly come before the meeting.

This card also provides voting instructions for shares held in the Sempra Energy Direct Stock Purchase Plan and Employee Savings Plans of Sempra Energy and its subsidiaries, as described under “Voting Information” in the accompanying Proxy Statement.

	Election of Directors, Nominees: 01. Richard A. Collato 02. Denise K. Fletcher 03. William C. Rusnack 04. William P. Rutledge	(Continued and to be signed on other side)

SEE REVERSE

SIDE